UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 5, 2006

Glowpoint, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

225 Long Avenue Hillside, NJ	07205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 282-2000

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 5, 2006, Glowpoint, Inc. (the "Company") announced the hiring of David W. Robinson, 37, as Executive Vice President and General Counsel. Mr. Robinson most recently served as Vice President and General Counsel of Con Edison Communications from August 2001 until March 17, 2006, when Con Edison Communications was purchased by RCN Corporation from Con Edison, Inc. Prior thereto, Mr. Robinson was Chief Counsel of Eureka Networks, which had acquired Gillette Global Network when Mr. Robinson served as General Counsel, Vice President of Business Development, and Corporate Secretary.

A copy of the press release announcing the hiring of Mr. Robinson is attached to this Form 8-K as Exhibit 99.1

The Company entered into a two-year employment agreement with Mr. Robinson with a start date of May 4, 2006. Under the employment agreement, Mr. Robinson is entitled to an annual base salary of not less than $240,000 and, at the discretion of the Board of Directors and based on meeting certain corporate and personal goals, he is eligible to receive an annual incentive bonus of up to 40% of his base salary. The agreement also provides for an award to Mr. Robinson of 200,000 restricted shares of the Company’s common stock, with the restrictions on 60,000 shares of stock lapsing upon commencement of employment and the restrictions on one-third of the remaining restricted shares (or approximately 46,667 shares) lapsing annually thereafter. This brief description of the employment agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired. Not Applicable.

(b)	Pro Forma Financial Information. Not Applicable.

(c)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release dated May 5, 2006 announcing the hiring of David W. Robinson

Exhibit 99.2	Employment Agreement between the Company and David W. Robinson, dated May 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

By:	/s/ Michael Brandofino
Michael Brandofino
Chief Executive Officer and President

Date: May 5, 2006